Exhibit 99.1

Contact:	David K. Johnson Chief Executive Officer 360-475-9374

WSB Financial Remains Well-Capitalized After Adding $7 to $9 Million to Reserves
Bremerton, WA — November 20, 2007 — WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today reported it expects to add between $7 million and $9 million pretax to its reserve for loan losses. The company has engaged an independent third party review of its loan portfolio, which is expected to be completed in mid- to late-December. WSB Financial also announced it will not file its financial results for the third quarter of 2007 until the independent review of its loan portfolio is completed.
“Based on management’s internal review of our loan portfolio and last Friday’s exit interview with our regulators, we believe that adding between $7 million and $9 million to loan loss reserves is warranted,” said David K. Johnson, President and CEO. “Until the third party review can be completed and our independent auditors sign off on their final review, we cannot quantify the exact amount we will add to reserves.”
WSB Financial and Westsound Bank remain financially strong. At June 30, 2007, equity capital was $64.3 million and the equity to assets ratio was 14.11%. Assuming an $8 million addition to reserves, equity to assets would still be 13.08%, well above the standards for well capitalized banks, and book value would be approximately $10.58 per share. “We have the capital to see this through and return the bank to a vibrant healthy community bank,” said Johnson.
“Over the course of the past three weeks, we have reviewed the 146 construction loans discussed during a previous conference call,” Johnson continued. “With the changes in demand from the secondary market, Countrywide discontinued the program that provided the permanent takeout financing for these construction loans, and substantially increased our risk which is the primary driver in boosting our reserves,” Johnson said. Most of the homes are relatively high-end and have views or other amenities. All of these loans are collateralized by deeds of trust on the land and improvements.
These homes are in various stages of completion and overall, good construction progress continues. As of the end of September, 63 projects were still at the permitting stage or between 0-24% complete, 23 projects were between 25 and 49% complete, 25 projects were between 50-74% complete, and 35 were between 75-100% complete. “We are inspecting all of these projects and are closely monitoring the construction process and workmanship of the homes. I would characterize most, if not all the homes we have inspected recently as being of above average quality,” said Charles Turner, Senior Vice President/Chief Lending Officer.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service offices located within 6 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contains “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on PrimeNewswire on November 20 2007